As filed with the Securities and Exchange Commission on December 22, 1997

                       Registration Statement No. 333-37217
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                        WASTE SYSTEMS INTERNATIONAL, INC.
                       (f/k/a BIOSAFE INTERNATIONAL, INC.)
             (Exact name of Registrant as specified in its charter)

            Delaware                                           95-4203626
    (State or other jurisdiction                            (I.R.S. Employer
  of incorporation or organization)                         Identification No.)

                                10 Fawcett Street
                               Cambridge, MA 02138
                                  (617) 497-4500

   (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                           -------------------------------

                                PHILIP W. STRAUSS
                                    President
                          WASTE SYSTEMS INTERNATIONAL, INC.
                                10 Fawcett Street
                               Cambridge, MA 02138
                                 (617) 497-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------------

                                 With a copy to:

                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000
                            ----------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                            -----------------------------
        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

============================= ----------------------- ------------------------- ------------------------- ------------------
   Title of Each Class of          Amount to be           Proposed Maximum          Proposed Maximum          Amount of
Securities Being Registered       Registered(1)          Offering Price Per        Aggregate Offering       Registration
                                                             Share (2)                 Price (2)               Fee(2)
============================= ======================= ========================= ========================= ==================
  Common Stock, par value           93,333(2)                   $.91                    $84,933                $26.00
 $.001 per share. . . . . .
     . . . . . . . . .
============================= ======================= ========================= ========================= ==================

(1) Plus such additional shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, recapitalizations or other similar events.

(2) The total size of this Offering is 35,577,304 shares. The registration fee with respect to 35,483,971 shares ($8,065) was paid on or about October 6, 1997 and was based upon the average of the high and low sale prices reported on The Nasdaq SmallCap Market on September 30, 1997. The registration fee with respect to the remaining 93,333 shares is being paid upon the filing of this Pre-Effective Amendment No. 1 to Registration Statement No. 333-37217 and is based upon the average of the high and low sale prices reported on The Nasdaq SmallCap Market on December 15, 1997, and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

================================================================================
                SUBJECT TO COMPLETION, DATED DECEMBER 22, 1997
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         PRELIMINARY PROSPECTUS

                           35,577,304 Shares

                     WASTE SYSTEMS INTERNATIONAL, INC.

                             Common Stock

                          -------------------

        All of the shares of common stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Shares") are being registered for the account of certain stockholders of Waste Systems International, Inc. (f/k/a BioSafe International, Inc.) ("Waste Systems" or the "Company"), or their pledgees, named herein (collectively, the "Selling Stockholders"). The Shares have been or are to be issued upon the election of such Selling Stockholders to convert certain shares of Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), of the Company into shares of Common Stock. See "Plan of Distribution" and "Selling Stockholders." The registration of the shares of Common Stock offered hereby does not necessarily mean that the Selling Stockholders will elect to convert all or any of their shares of Preferred Stock or that, upon such conversion, any shares of Common Stock will be offered or sold by the Selling Stockholders.

        Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

        The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

        The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

        The Common Stock is traded on The Nasdaq SmallCap Market (the "Nasdaq Market") under the symbol "WSI." On December 15, 1997, the last reported sales price for the Common Stock on the Nasdaq Market was $.97 per share.


        See "Risk Factors" on pages 2 to 4 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

                            -------------------

================================================================================
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            -------------------


                  The date of this Prospectus is , 1997

                                   RISK FACTORS

        Certain statements in this Prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby.

        Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. Waste Systems is a Development Stage Company. From its inception through December 31, 1996, the Company suffered a net loss of approximately $23,217,000 on revenues of approximately $2,840,000. In fiscal years 1995 and 1996, the Company suffered net losses of approximately $7,870,000 and approximately $13,889,000, respectively, on revenues of approximately $1,344,000 and approximately $1,495,000, respectively. Waste Systems had an accumulated operating deficit at September 30, 1997 of $26,230,996. Prospects for future profitability are heavily dependent on the success of Waste Systems' ability to build an integrated solid waste management company, and its landfill remodeling projects. In addition to immediate capital needs, the Company must raise substantial additional capital to bring to commercial viability all of its currently planned projects and must achieve a level of revenues adequate to support its cost structure. There can be no assurance about the Company's ability to raise additional capital, achieve an adequate level of revenues or continue as a going concern.

        The Independent Auditors' Report of KPMG Peat Marwick LLP from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 states that the "the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure, which raises substantial doubt about [the Company's] ability to continue as a going concern." The insolvency of the Company could adversely affect certain of its contracts. For instance, Section 6.2(c) of the Company's contract with ScotSafe Limited ("ScotSafe"), dated as of February 6, 1996, allows ScotSafe to terminate the contract at its option upon the Company's insolvency.

        Possible Delisting of Securities from the NASDAQ Market. The Company's Common Stock is traded on The NASDAQ SmallCap Market. Recent changes in the Nasdaq listing requirements provide that, as of February 22, 1998, in order to continue to qualify for quotation on the NASDAQ Market, the Company must have, among other things, at least $2,000,000 in net tangible assets (net tangible assets means total assets, excluding goodwill, minus total liabilities), a public float of 500,000 shares (public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding) and a minimum bid price for shares of its Common Stock of $1.00 per share. As of December 15, 1997, the minimum bid price for shares of the Company's Common Stock was $.81 per share. Accordingly, if the minimum bid price of the Company's Common Stock does not increase to at least $1.00 per share by February 22, 1998, the Company's Common Stock will not be eligible for continued quotation on the NASDAQ Market. The loss of continued listing on the NASDAQ Market may, inter alia, cause a decline in share price, reduce news coverage of the Company and make it more difficult for the Company to obtain subsequent financing. The Company is currently considering implementing a reverse stock split, which would have the effect of increasing the per share price of its Common Stock. No assurances can be given, however, that the Company will undertake or consummate a reverse stock split or that the per share price of the Company's Common Stock will remain above $1.00 per share for an extended period of time following a reverse stock split.

        Risk of Limited Liquidity. The Company has limited liquidity in relation to its short-term capital commitments and operating cash requirements. The Company's ability to satisfy its commitments and operating requirements is dependent on a number of pending financing activities which are not assured of successful completion. Any failure of the Company to obtain sufficient financing in the short run would have a materially adverse effect on the Company's financial condition and operations.

        Initial Commercialization Stage; Limited Operating History. To date, although Waste Systems has conducted significant testing of methods and processes based on its size reduction and materials handling technology, Waste Systems has not yet carried through a landfill remodeling project to completion. Final development and operation may be subject to engineering and construction problems such as cost overruns and start up delays resulting from technical or mechanical problems, unfavorable conditions in the equipment or labor market, or environmental permitting and other regulatory problems, as well as other possible adverse factors. There can be no assurance that Waste Systems will be successful in developing and implementing commercial landfill remodeling projects, or that any such development can be accomplished without excessive cost or delay.

        Potential Environmental Liability and Adverse Effect of Environmental Regulation. Waste Systems' business exposes it to the risk that it will be held liable if harmful substances escape into the environment as a result of its operations and cause damages or injuries. Moreover, federal, state and local environmental legislation and regulations require substantial expenditures and impose significant liabilities for noncompliance.

        Potential  Adverse  Community   Relations.   The  potential  exists  for
unexpected delays, costs and litigation resulting from community resistance and concerns relating to specific projects in various communities.

        Unpredictability of Patent Protection and Proprietary Technology. Waste Systems' success depends, in part, on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. While Waste Systems has been issued a U.S. patent and certain related foreign patents on certain of its size reduction and materials handling technology with particular reference to landfill remodeling and on its CFA medical waste treatment system, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of Waste Systems' processes or design around any processes on which Waste Systems has or may obtain patents. In addition, it is possible that third parties may have or acquire licenses for other technology that Waste Systems may use or desire to use, so that Waste Systems may need to acquire licenses to, or to contest the validity of, such patents of third parties relating to Waste Systems' technology. There can be no assurance that any license required under such patents would be made available to Waste Systems on acceptable terms, if at all, or that Waste Systems would prevail in any such contest. Moreover, Waste Systems could incur substantial costs in defending itself in suits brought against Waste Systems or in bringing suits against other parties related to patent matters.

        Risks Attendant to Company Growth. The Company expects to experience significant growth in its business. This growth will continue to place significant demands on the Company's management, resources and operations. To manage its growth efficiently, the Company will be required to continue to improve its operational, financial and management information systems and to hire and train new employees and manage its current employees. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business and financial performance.

        Competition. The markets in which Waste Systems competes are characterized by several large companies and numerous small companies. Any of these companies may develop technologies superior to Waste Systems' technology. Many of Waste Systems' potential competitors are large companies with substantially greater financial resources than Waste Systems'. To the extent these potential competitors offer comparable technologies, Waste Systems' ability to compete effectively could be adversely affected.

        In addition to patent protection, Waste Systems also relies on trade secrets, proprietary know-how and technology which it seeks to protect, and confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements and other steps taken by Waste Systems will be effective to protect Waste Systems' technology against unauthorized use by others.

        Dependence on Key Management and Qualified Personnel. Waste Systems is highly dependent upon the efforts of its senior officers, Philip Strauss, President and Chief Executive Officer, and Robert Rivkin, Vice-President and Chief Financial Officer, and other senior management. The loss of the services of one or more of these employees might have a material adverse effect on the Company. Waste Systems does not currently maintain key man insurance on any of its personnel. Waste Systems' future success will depend in large part upon its ability to attract and retain additional highly skilled managerial and technical personnel. Waste Systems faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that Waste Systems will be successful in attracting and retaining qualified personnel as required for its projected operations.

        Dilution of Existing Stockholders. As of December 15, 1997, there were 19,467,074 shares of the Company's Common Stock issued and outstanding. As of the same date, the Selling Stockholders had, in the aggregate, the right to convert their shares of Preferred Stock into 32,917,306 shares of Common Stock. Accordingly, the conversion by the Selling Stockholders of shares of Preferred Stock into shares of Common Stock would substantially dilute holders of the Company's Common Stock.


                                   THE COMPANY

General

        Waste Systems is a regional fully integrated non-hazardous solid waste management company that is also engaged in the business of rehabilitating landfills to permit their continued operation with increased capacity in an environmentally sound manner, a procedure referred to by Waste Systems as "landfill remodeling." Waste Systems has developed technologies for the handling of waste materials for use in landfill remodeling.

        The Company, in January 1997, through an 80% owned subsidiary, entered the waste collection business in the State of Vermont as its initial step to develop fully integrated solid waste management operations in markets where it believes it can maximize utilization of Company owned or operated landfills through such integration. An integrated solid waste management company offers disposal, collection, transfer and recycling services. Accordingly, the Company is in the initial stages of investigating potential acquisitions of waste collection, transfer and/or disposal operations which would be integrated with current or future landfill acquisitions or landfill remodeling projects.

        On June 19, 1997, the Company signed an agreement with the Chittenden Solid Waste District (the "CSWD") to lease/purchase the CSWD's permitted transfer station in Burlington, Vermont. This transaction will offer the Company greater access to the Burlington, Vermont and surrounding area markets, Vermont's most populated and industrialized community. The Company assumed operations of the transfer station on October 6, 1997. In addition, as of September 1, 1997, the Company started receiving waste from CSWD at its landfill. The Company is in preliminary discussions in connection with various potential acquisitions, including landfills, transfer stations and hauling operations, but no binding agreements or understanding for any such acquisitions exists at this time, and no assurance can be given that the Company will be able to complete any such acquisitions.

        As discussed above, Waste Systems is focusing its resources and activities on the development of an integrated solid waste management business. With the implementation of Subtitle D Regulations and a growing scarcity of urban-center disposal sites, solid waste disposal continues to move further out from these urban centers. The Company believes that through utilization of its landfill remodeling process, it will be able to acquire and develop landfill capacity in or near urban metropolitan areas. On an integrated basis, this will provide the Company with a geographical and logistical competitive advantage because the Company's operations will be more centrally located as compared to its competitors whose operations will extend out longer distances from disposal sites.

        The Company is currently maintaining ownership of its infectious medical waste disposal technology, which is fully developed, requires no further development costs and is outside the Company's core business.

        The Company's principal executive offices are located at 10 Fawcett Street, Cambridge, Massachusetts 02138; its telephone number is (617) 497-4500. The Company was incorporated in Nevada in 1989 as Zoe Capital Corp. and had no operations until March 29, 1995. On that date, the Company acquired BioSafe, Inc., a Delaware corporation, through a merger with a subsidiary of the Company, and changed its name to "BioSafe International, Inc." In October 1997, the Company was reincorporated as "Waste Systems International, Inc." under the laws of the State of Delaware, pursuant to a reincorporation merger.

The Preferred Stock Offering

        On June 30, 1997, the Company closed a Regulation "D" private placement of Series "A" Convertible Preferred Stock which raised net proceeds of approximately $9.2 million. As part of the private placement, and included in the $9.2 million, the Company converted approximately $570,000 in bank debt into Preferred Stock and acquired the minority interest in Waste Professionals of Vermont, Inc. for $850,000 of Preferred Stock.

        The Preferred Stock was sold at a price of $100 per share, bears an 8% annual cumulative dividend, and is convertible into Common Stock at a conversion price of $0.28125 per share of Common Stock, which conversion price may be reset to a lower conversion price upon the occurrence of certain events. The dividend is payable in cash or in additional shares of Preferred Stock at the Company's option and is subject to adjustment after three years. The Preferred Stock is also redeemable at the Company's option after one year, subject to certain trading requirements.


                                   REGISTRATION RIGHTS

        The registration of the shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part will discharge certain of the Company's obligations under the terms of a Registration Rights Agreement dated as of June 30, 1997 with the holders of the Preferred Stock (the "Registration Rights Agreement").

        Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of effecting the registration of such shares of Common Stock (other than brokerage and underwriting commissions). The Company also has agreed to indemnify each Selling Stockholder under the Registration Rights Agreement and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against all losses, claims, damages and expenses arising under the securities laws or otherwise in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, subject to certain limitations. In addition, the Selling Stockholders under the Registration Rights Agreement agreed to indemnify the Company and its directors, officers and any person who controls the Company against any losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, but only to the extent such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto.


                                   SELLING STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder, the number of Shares registered hereby, and the number and percentage of shares of Common Stock held by each Selling Stockholder before the Offering and, assuming the sale of all registered Shares, after the Offering. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby. The amounts set forth are to the best of the Company's knowledge.



                                           Shares  Beneficially                  Shares to be
                                               Owned Prior to                    Registered and   Shares Beneficially
                                                 Offering                        Sold in         Owned After Offering
          Beneficial Owner                  Number(1)   Percent(2)               Offering        Number(1)   Percent(2)
Risk Reward Fund Limited................   1,066,666       2.04%                 1,066,666         0               0
VMR High Octane Fund LTD................   1,066,666       2.04%                 1,066,666         0               0
Valux S.A...............................     400,000       *                       400,000         0               0
Herb Stein..............................     400,000       *                       400,000         0               0
Richard Brothers........................   3,022,222       5.77%                 3,022,222         0               0
FDIC-for Boston Trade Bank in liquidation  2,488,888       4.75%                 2,488,888         0               0
Fritas AS...............................   1,066,666       2.04%                 1,066,666         0               0
Corner Bank LTD.........................     161,421       *                       161,421         0               0
Simone Haggiag..........................      88,888       *                        88,888         0               0
Banca Del Gottardo......................   1,322,310       2.52%                 1,322,310         0               0
J&C Resources Limited...................   1,777,777       3.39%                 1,777,777         0               0
B III Capital Partners, L.P.............  17,777,777      33.94%                17,777,777         0               0
Florian Homm............................   1,066,666       2.04%                 1,066,666         0               0
James McCarthy Jr.......................       6,400       *                         6,400         0               0
First Dunbar Associates, Inc............      57,600       *                        57,600         0               0
First Dunbar Securities Corp............      42,666       *                        42,666         0               0
Richard Banakus.........................     355,555       *                       355,555         0               0
Cass & Co. - Magnum U.S. Equity Fund....     355,555       *                       355,555         0               0
Cass & Co. - Magnum Tech Fund...........      88,888       *                        88,888         0               0
Cass & Co. - Magnum Turbo Growth Fund...     177,777       *                       177,777         0               0
Cass & Co. - Magnum Opportunity Fund....      88,888       *                        88,888         0               0
Cass & Co. - Magnum Capital Growth Fund.     355,555       *                       355,555         0               0
Rosebud Capital Growth Fund.............     355,555       *                       355,555         0               0
Stanley Hollander ......................      88,888       *                        88,888         0               0
Harvey Tauman...........................     106,666       *                       106,666         0               0
Robert Rivkin...........................     339,763       *                        88,888       250,875           *
Philip W. Strauss.......................     338,888       *                        88,888       250,000           *
Joseph Motzkin..........................     104,513       *                        88,888        15,625           *
Rich Golub..............................     102,400       *                       102,400         0               0
Bostar A/S..............................      17,066                       *        17,066         0               0
Egger and Company.......................      14,933       *                        14,933         0               0
Nelson Partners.........................      14,933       *                        14,933         0               0
Olympus Securities, Ltd.................       1,066       *                         1,066         0               0
Demachy Worms & Co. International Ltd...      34,133       *                        34,133         0               0
Union Bancaire Privee...................       1,066       *                         1,066         0               0
Lars E. Bernsten........................       2,133       *                         2,133         0               0
Birger Dalen............................       1,066       *                         1,066         0               0
Svein Ekjord............................       1,066       *                         1,066         0               0
Per Flring..............................       6,400       *                         6,400         0               0
Nicolai M. Gram.........................       6,400       *                         6,400         0               0
Nils Otto Holmen........................       5,333       *                         5,333         0               0
Harold Norman...........................       4,266       *                         4,266         0               0
Ellen Jaer Obargaard....................       1,066       *                         1,066         0               0
Peter Spiten............................       1,066       *                         1,066         0               0
Svein Erik Stiansen.....................       1,066       *                         1,066         0               0
Ellen og Lars H. Thorklldsen............       1,061       *                         1,061         0               0
Bjorn Tueter............................       1,061       *                         1,061         0               0
International Capital Growth Limited....     313,955       *                       313,955         0               0
Skips A/S `Lodd'........................      35,555       *                        35,555         0               0
Barnfield Limited.......................     220,000       *                       220,000         0               0
Heritage Finance & Trust Company........     120,000       *                       120,000         0               0
Banque Privee Edmond de Rothschild S.A..     200,000       *                       200,000         0               0
Comptoir Prive de Gestion S.A...........      70,000       *                        70,000         0               0
Arbinter Omnivalor S.A..................     250,000       *                       250,000         0               0
Carl Bailin.............................      98,333       *                        93,333         5,000           *

TOTAL...................................  36,098,804      68.91%                35,577,304       521,500           *



*       Less than 1%

(1) Except as indicated in the other footnotes to this table or as described below with respect to the relationships of the Selling Stockholders in the Company, based on information provided by such persons and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 52,384,380 common share equivalents outstanding on December 15, 1997, consisting of 19,467,074 shares of Common Stock and 92,580 shares of Preferred Stock convertible into an aggregate of 32,917,306 shares of Common Stock. Shares of Common Stock subject to stock options that are exercisable within 60 days of December 15, 1997 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

        The relationships of the Selling Stockholders to the Company are as follows:

Name                                    Relationship

Philip W. Strauss                       Chairman of the Board of Directors,
                                        Chief Executive Officer and President.

Robert Rivkin                           Director, Chief Financial Officer, Vice
                                        President, Treasurer and Secretary.

Joseph E. Motzkin                       Vice President.

B III Capital Partners, L.P.            DDJ Capital  Management,  LLC ("DDJ")
                                        serves as the investment manager  to
                                        B III Capital Partners, L.P. ("B III") and an affiliate of DDJ acts as the general partner of B III. Two Directors of Waste Systems, Judy K. Mencher and
                                        David J. Breazzano, are managing members of DDJ.

International Capital Growth Limited   A Director of Waste Systems,  Jay J.
                                       Matulich, is a managing director of
                                       International Capital Growth Limited.


                                PLAN OF DISTRIBUTION

        The Shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders listed above, or by pledgees, donees, transferees or other successors in interest. The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the Nasdaq Market on terms to be determined at the time of such sales. The Shares of Common Stock may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) private sales directly or through a broker or brokers; and (e) to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

        To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

        The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

       In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales by the Selling Stockholders.

        The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


                           AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 West Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq Market, and the aforementioned materials may also be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. For further information with respect to the Company and the shares of Common Stock being offered by this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed fees at the offices of the Commission set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Company's Annual Report on Form 10-K/A, as further amended by the Company's Annual Report on Form 10-K/A (Amendment No. 2); (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as amended by the Company's Quarterly
Report on Form 10-Q/A for the quarterly period ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, as amended by the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; (v) the Company's Current Report on Form 8-K dated November 25, 1997; (vi) the Company's Current Report on Form 8-K dated June 26, 1997, as amended by the Company's Current Report on Form 8-K/A filed on July 16, 1997; (vii) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on April 28, 1995 under Section 12 of the Exchange Act; (viii) the description of the Company's Series A, Series C, Series D, Series E and Placement Agent Warrants contained in its Registration Statement on Form 8-A (Commission File No. 0-25998) as filed on June 26, 1995 under
Section 12 of the Exchange Act.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

        The Company will provide, without charge, to each person, including any owner of Common Stock, to whom a copy of this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Robert Rivkin, Chief Financial Officer, Waste Systems International, Inc., 10 Fawcett Street, Cambridge, Massachusetts 02138, telephone (617) 497-4500.


                                 LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company and the Selling Stockholders by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

        The consolidated financial statements of Waste Systems International, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements is incorporated by reference herein and contains an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements of Waste Systems International, Inc., incorporated by reference herein, do not include any adjustments that might result from the outcome of that uncertainty.

    No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.




              TABLE OF CONTENTS

                                                  Page

Risk Factors...................................    2

The Company....................................    4

Registration Rights............................    5

Selling Stockholders...........................    5-6

Plan of Distribution...........................    7

Available Information..........................    8

Incorporation of Certain Documents
by Reference...................................    9

Legal Matters..................................    9

Experts........................................    9











                                 35,577,304 Shares

                            WASTE SYSTEMS INTERNATIONAL, INC.
                                   Common Stock





                                    PROSPECTUS









                                                  , 1997

================================================================================
                                  PART II.


                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

   Securities and Exchange Commission filing fee...............   $    8,091
   Legal fees and expenses.....................................        7,500
   Accounting fees and expenses................................        2,000
   Blue sky fees and expenses..................................        5,000
   Miscellaneous...............................................   $    5,000
                                                                      ------
                                                                  $   27,591
                                                                      ======
Item 15.  Indemnification of Directors and Officers.

        The Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefits plans) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding, to the extent that that person (i) acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation (including with respect to any employee benefit plan actions in good faith and in a manner reasonably believed to be in the interests of the beneficiaries of that employee benefit plan), and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful.

        The DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above (that is, a derivative action or suit) against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of such an action or suit if that person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and to the extent that the Court of Chancery or the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The DGCL further provides that (i) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in any such action, suit or proceeding, that person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by that person in connection with that claim, issue or matter, (ii) indemnification provided for by the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iii) a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of a corporation against any liability asserted against that person or incurred by that person in any such capacity or arising out of that person's status as such whether or not the corporation would have the power to indemnify against such liabilities under the DGCL.

        The DGCL also provides that determinations with respect to indemnification shall be made (i) by the board of directors of a corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (ii) by independent legal counsel in a written opinion in cases where a quorum is not obtainable, or, even if obtainable when a quorum of disinterested directors so directs, or (iii) by the stockholders of the corporation.

        The DGCL contains express limitations on the ability to limit or eliminate liability to a corporation or its stockholders. Under these limitations, a director remains potentially liable for monetary damages to the corporation or the stockholders for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) an improper payment of a dividend or an improper repurchase of the corporation's stock and (iv) any transaction from which a director derives an improper personal benefit.

        Article VII of the Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Article X of the Charter provides that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make such payments. The Company shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Company.

        Pursuant to the Company's Bylaws, each officer and non-officer employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader rights than said law permitted the Company to provide prior to such amendment), against any and all expenses incurred by such officer or non-officer employee in connection with any proceeding in which such officer or non-officer employee is involved as a result of serving or having served (a) as an officer or employee of the Company, (b) as a director, officer or employee of any subsidiary of the Company, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of the Company, including service with respect to employee or other benefit plans, and shall continue as to an officer or non-officer employee after he or she has ceased to be an officer or non-officer employee and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that the Company shall indemnify any such officer or non-officer employee seeking indemnification in connection with a proceeding initiated by such officer or non-officer employee only if such proceeding was authorized by the Board of Directors of the Company; and further provided that no indemnification shall be provided to an officer or to a non-officer employee with respect to a matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith and in a manner her or she reasonably believed to be in, and not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had not reasonable cause to believe his or her conduct was unlawful. In the event that a proceeding is compromised or settled prior to final adjudication so as to impose any liability or obligation upon an officer or non-officer employee, no indemnification shall be provided to said officer or non-officer employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The determination contemplated by the preceding sentence shall be made by (i) a majority vote of those Directors who are not involved in such proceeding (the "Disinterested Directors"); (ii) by the stockholders; or (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if more than half of the Directors are not Disinterested Directors, the determination shall be made by (i) a majority vote of a committee of one or more Disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by the stockholders; or (iii) by independent legal counsel chosen by the Board of Directors in a written opinion.

        The Company has entered into an indemnification agreement with one of its directors, William B. Philipbar. The indemnification agreement requires, among other things, that the Company indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, the Company must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.          Exhibits

 4.1 Superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966).

 4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada)(previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966) .

 4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware).

 4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

 4.5    Bylaws of the Registrant (Delaware).

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

23.1   Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

23.2   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

24.1   Power of Attorney (Previously Filed).

Item 17. Undertakings

  (a)    The undersigned Registrant hereby undertakes:

            (1)    To file,  during any  period in which  offers or sales are
                   being   made,   a   post-effective   amendment   to   this
                   Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on December 22, 1997.

                                  WASTE SYSTEMS INTERNATIONAL, INC.

                                 By:   /s/ Philip W. Straus
                                       ----------------------
                                       Philip W. Strauss
                                       President



        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                 Title                                    Date


/s/ Philip W. Strauss    President, Chief Executive          December 22, 1997
---------------------    Officer and Director
    Philip W. Strauss    (Principal Executive Officer)


/s/ Robert Rivkin        Vice President, Chief Financial     December 22, 1997
---------------------    Officer and Director (Principal
    Robert Rivkin        Financial Officer and Accounting Officer)

*                        Director                            December 22, 1997
--------------------
David Breazzano


*                        Director                            December 22, 1997
--------------------
Charles Johnston


*                        Director                            December 22, 1997
--------------------
Jay Matulich


*                        Director                            December 22, 1997
---------------------
Judy Mencher


*                        Director                            December 22, 1997
---------------------
William B. Philipbar


*By:      /s/ Philip W. Strauss
          ---------------------
              Philip W. Strauss
              Attorney-in-Fact

                                            Index of Exhibits

4.1 Superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966).

4.2 Articles of Amendment to superseded Articles of Incorporation of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No.
         33-93966) .

4.3 Amended and Restated Certificate of Incorporation of the Registrant (Delaware).

4.4 Superseded Bylaws of the Registrant (Nevada) (previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

4.5      Bylaws of the Registrant (Delaware).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

23.1     Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

23.2     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto)

24.1     Power of Attorney (Previously Filed).

Exhibit 4.3

                            FIRST AMENDED AND RESTATED

                           CERTIFICATE OF INCORPORATION

                                       OF

                         WASTE SYSTEMS INTERNATIONAL, INC.


         Waste Systems International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Waste Systems International, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 13, 1997. The name under which the Corporation filed its original Certificate of Incorporation was Waste Systems International, Inc.

         2. This First Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 13, 1997 as heretofore amended (the "Certificate of Incorporation"), and was duly adopted by the written consent of the stockholders of the Corporation, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

                                  ARTICLE I

                                    NAME

         The name of the Corporation is Waste Systems International, Inc.

                                  ARTICLE II

                               REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                   PURPOSES

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                                 CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Fifty One Million (151,000,000) shares of which (i) One Hundred Fifty Million (150,000,000) shares shall be common stock, par value $.001 per share (the "Common Stock"), and (ii) One Million (1,000,000) shares shall be preferred stock, par value $.001 per share (the "Preferred Stock").

                             A. PREFERRED STOCK

         As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

         The number of authorized shares of the class of Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock.

         The   designations,   powers,   preferences  and  rights  of,  and  the
qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below.

         Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Article IV to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of a series of Preferred Stock and any qualifications, limitations and restrictions thereof shall require the affirmative vote of a majority of the Directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Preferred Stock to the extent permitted by law:

                  (a) The distinctive serial designation and the number of shares constituting such series;

                  (b) The rights in respect of dividends or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                  (c) The voting powers, full or limited, if any, of the shares of such series;
                  (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                  (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) The price or other consideration for which the shares of such series shall be issued;

                  (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                  (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

                           B. COMMON STOCK

         1. Voting. Each holder of record shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

         2. Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with each share of Common Stock sharing equally, share for share, in such dividends.

         3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

         4. Notices. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding Common Stock.

                               ARTICLE V

                            BOARD OF DIRECTORS

         1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         3. Terms of Directors. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors of the Corporation shall serve for one-year terms expiring on the date of the Corporation's Annual Meeting and until such Director's successor shall have been duly elected and qualified or until their earlier resignation or removal. At each succeeding annual meeting of the Stockholders of the Corporation, the successors of the Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting.

         Notwithstanding the foregoing,  whenever, pursuant to the provisions of
Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable thereto.

         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

         4. Stockholder Nominations of Director Candidates. Advance notice of nominations for the election of Directors, other than by the Board of Directors of a committee thereof, shall be given in the manner provided in the By-laws.

         5. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the created or vacated directorship and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

         6. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Certificate of Incorporation, "cause," with respect to the removal of any Director shall include (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.


                              ARTICLE VI

                          STOCKHOLDER ACTION

         Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, (ii) the Chairman of the Board, if one is elected, or (iii) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Advance notice of any matters or nominations which stockholder intend to propose for action at an annual meeting shall be given in the manner provided in the By-laws.

                              ARTICLE VII

                         LIMITATION OF LIABILITY

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                 ARTICLE VIII

                            AMENDMENT OF BY-LAWS

         1. Amendment by Directors Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors.

         2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.


                                 ARTICLE IX

                  AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate of Incorporation, and in addition to any other vote of holders of voting stock that is required by this Certificate of Incorporation, or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Certificate of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI or Article X of this Certificate of Incorporation.

                                    ARTICLE X

                                INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, from and against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person in not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such payments.

         The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

         The indemnification rights provided in this Article X (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

         Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

         Any amendment or repeal of the provisions of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.


                             ARTICLE XI

                               BOOKS

         The  books  of  this   Corporation   may  (subject  to  any   statutory
requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws.
                               [Remainder of page left intentionally blank]

                        WASTE SYSTEMS INTERNATIONAL, INC.

                                 By:   /s/ Philip Strauss
                                       ------------------
                                           Philip Strauss
                                           President


                                 By:   /s/ Robert Rivkin
                                       ------------------
                                           Robert Rivkin
                                           Secretary

                                BYLAWS

                                  OF

                    WASTE SYSTEMS INTERNATIONAL, INC.



                               ARTICLE I

                             Stockholders

         SECTION 1. Annual Meeting. The annual meeting of stockholders shall be held at the hour, date and place within or without the United States which is fixed by the majority of the Board of Directors, the Chairman of the Board, if one is elected, or the President, which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no annual meeting has been held for a period of thirteen months after the Corporation's last annual meeting of stockholders, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these Bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

         SECTION 2. Matters to be Considered at Annual Meetings. At any annual meeting of stockholders or any special meeting in lieu of annual meeting of stockholders (the "Annual Meeting"), only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such Annual Meeting. To be considered as properly brought before an Annual Meeting, business must be: (a) specified in the notice of meeting, (b) otherwise properly brought before the meeting by, or at the direction of, the Board of Directors, or (c) otherwise properly brought before the meeting by any holder of record (both as of the time notice of such proposal is given by the stockholder as set forth below and as of the record date for the Annual Meeting in question) of any shares of capital stock of the Corporation entitled to vote at such Annual Meeting who complies with the requirements set forth in this
Section 2.

         In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder of record of any shares of capital stock entitled to vote at such Annual Meeting, such stockholder shall: (i) give timely notice as required by this Section 2 to the Secretary of the Corporation and (ii) be present at such meeting, either in person or by a representative. For all Annual Meetings, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"); provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not later than the close of business on the later of
(A) the 75th day prior to the scheduled date of such Annual Meeting or (B) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation.

      For purposes of these Bylaws, "public announcement" shall mean: (i) disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) a report or other document filed publicly with the Securities and Exchange Commission (including, without limitation, a Form 8-K), or (iii) a letter or report sent to stockholders of record of the Corporation at the time of the mailing of such letter or report.

         A stockholder's notice to the Secretary shall set forth as to each matter proposed to be brought before an Annual Meeting: (i) a brief description of the business the stockholder desires to bring before such Annual Meeting and the reasons for conducting such business at such Annual Meeting, (ii) the name and address, as they appear on the Corporation's stock transfer books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation's capital stock beneficially owned by the stockholder proposing such business, (iv) the names and addresses of the beneficial owners, if any, of any capital stock of the Corporation registered in such stockholder's name on such books, and the class and number of shares of the Corporation's capital stock beneficially owned by such beneficial owners, (v) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of shares of the Corporation's capital stock beneficially owned by such other stockholders, and (vi) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

         If the Board of Directors or a designated committee thereof determines that any stockholder proposal was not made in a timely fashion in accordance with the provisions of this Section 2 or that the information provided in a stockholder's notice does not satisfy the information requirements of this
Section 2 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal in the manner set forth above, the presiding officer of the Annual Meeting shall determine whether the stockholder proposal was made in accordance with the terms of this Section 2. If the presiding officer determines that any stockholder proposal was not made in a timely fashion in accordance with the provisions of this Section 2 or that the information provided in a stockholder's notice does not satisfy the information requirements of this Section 2 in any material respect, such proposal shall not be presented for action at the Annual Meeting in question. If the Board of Directors, a designated committee thereof or the presiding officer determines that a stockholder proposal was made in accordance with the requirements of this Section 2, the presiding officer shall so declare at the Annual Meeting and ballots shall be provided for use at the meeting with respect to such proposal.

         Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder with respect to the matters set forth in this By-Law, and nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

         SECTION 3. Special Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock of the Corporation, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office.

         SECTION 4. Matters to be Considered at Special Meetings. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law.

         SECTION 5. Notice of Meetings; Adjournments. A written notice of all Annual Meetings stating the hour, date and place of such Annual Meetings shall be given by the Secretary or an Assistant Secretary (or other person authorized by these Bylaws or by law) not less than 10 days nor more than 60 days before the Annual Meeting, to each stockholder entitled to vote thereat and to each stockholder who, by law or under the Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the "Certificate") or under these Bylaws, is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation's stock transfer books. Such notice shall be deemed to be delivered when hand delivered to such address or deposited in the mail so addressed, with postage prepaid.

         Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the written notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

         Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a written waiver of notice is signed before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual Meeting or special meeting of stockholders need be specified in any written waiver of notice.

         The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this
Article I or Section 3 of Article II hereof or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder's notice under Section 2 of Article I and Section 3 of
Article II of these Bylaws.

         When any meeting is convened, the presiding officer may adjourn the meeting if (a) no quorum is present for the transaction of business, (b) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (c) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place to which the meeting is adjourned; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate or these Bylaws, is entitled to such notice.

         SECTION 6. Quorum. The holders of shares of voting stock representing a majority of the voting power of the outstanding shares of voting stock issued, outstanding and entitled to vote at a meeting of stockholders, represented in person or by proxy at such meeting, shall constitute a quorum; but if less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 5 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

         SECTION 7. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the Corporation, unless otherwise provided by law or by the Certificate. Stockholders may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary of the meeting before being voted. Except as otherwise limited therein or as otherwise provided by law, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid, and the burden of proving invalidity shall rest on the challenger.

         SECTION 8. Action at Meeting. When a quorum is present, any matter before any meeting of stockholders shall be decided by the vote of a majority of the voting power of shares of voting stock, present in person or represented by proxy at such meeting and entitled to vote on such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate or by these Bylaws. The Corporation shall not directly or indirectly vote any shares of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

         SECTION 9. Action by Consent. Any action required or permitted to be taken by the Stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly-called Annual or Special Meeting of Stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.


         SECTION 10. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation's transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least 10 days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the hour, date and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        SECTION 11. Presiding Officer. The Chairman of the Board, if one is elected, or if not elected or in his or her absence, the President, shall preside at all Annual Meetings or special meetings of stockholders and shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 5 and 6 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

         SECTION 12. Voting Procedures and Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspector(s), and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspector(s). All determinations by the inspector(s) and, if applicable, the presiding officer shall be subject to further review by any court of competent jurisdiction.

                                  ARTICLE II

                                  Directors

         SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

         SECTION 2. Number and Terms. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall hold office in the manner provided in the Certificate.

         SECTION 3. Director Nominations. Nominations of candidates for election as directors of the Corporation at any Annual Meeting may be made only (a) by, or at the direction of, a majority of the Board of Directors or (b) by any holder of record (both as of the time notice of such nomination is given by the stockholder as set forth below and as of the record date for the Annual Meeting in question) of any shares of the capital stock of the Corporation entitled to vote at such Annual Meeting who complies with the timing, informational and other requirements set forth in this Section 3. Any stockholder who has complied with the timing, informational and other requirements set forth in this Section 3 and who seeks to make such a nomination, or his, her or its representative, must be present in person at the Annual Meeting. Only persons nominated in accordance with the procedures set forth in this Section 3 shall be eligible for election as directors at an Annual Meeting.

         Nominations, other than those made by, or at the direction of, the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Section 3. For the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not later than the close of business on the later of (A) the 75th day prior to the scheduled date of such Annual Meeting or (B) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation. For all subsequent Annual Meetings, a stockholder's notice shall be timely if delivered to, or mailed to and received by, the Corporation at its principal executive office not less than 75 days nor more than 120 days prior to the Anniversary Date; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the
Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if delivered to, or mailed and received by, the Corporation at its principal executive office not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation.

         A stockholder's notice to the Secretary shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation's capital stock which are beneficially owned by such person on the date of such stockholder notice, and
(iv) the consent of each nominee to serve as a director if elected. A stockholder's notice to the Secretary shall further set forth as to the stockholder giving such notice: (i) the name and address, as they appear on the Corporation's stock transfer books, of such stockholder and of the beneficial owners (if any) of the Corporation's capital stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Corporation's capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the Annual Meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder's notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

         If the Board of Directors or a designated committee thereof determines that any stockholder nomination was not made in accordance with the terms of this Section 3 or that the information provided in a stockholder's notice does not satisfy the informational requirements of this Section 3 in any material respect, then such nomination shall not be considered at the Annual Meeting in question. If neither the Board of Directors nor such committee makes a determination as to whether a nomination was made in accordance with the provisions of this Section 3, the presiding officer of the Annual Meeting shall determine whether a nomination was made in accordance with such provisions. If the presiding officer determines that any stockholder nomination was not made in accordance with the terms of this Section 3 or that the information provided in a stockholder's notice does not satisfy the informational requirements of this
Section 3 in any material respect, then such nomination shall not be considered at the Annual Meeting in question. If the Board of Directors, a designated committee thereof or the presiding officer determines that a nomination was made in accordance with the terms of this Section 3, the presiding officer shall so declare at the Annual Meeting and ballots shall be provided for use at the meeting with respect to such nominee.

        Notwithstanding anything to the contrary in the second sentence of the second paragraph of this Section 3, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 75 days prior to the Anniversary Date, a stockholder's notice required by this
Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice shall be delivered to, or mailed to and received by, the Corporation at its principal executive office not later than the close of business on the 15th day following the day on which such public announcement is first made by the Corporation.

         No person shall be elected by the stockholders as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section. Election of Directors at the annual meeting need not be by written ballot, unless otherwise provided by the Board of Directors or presiding officer at such annual meeting. If written ballots are to be used, ballots bearing the names of all the persons who have been nominated for election as Directors at the annual meeting in accordance with the procedures set forth in this Section shall be provided for use at the annual meeting.

         SECTION 4. Qualification. No Director need be a stockholder of the Corporation.

         SECTION 5. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock of the Corporation to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock of the Corporation to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

         SECTION 6. Removal. Directors may be removed from office in the manner provided in the Certificate.

         SECTION 7. Resignation. A Director may resign at any time by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

         SECTION 8. Regular Meetings. The regular annual meeting of the Board of Directors shall be held, without notice other than this By-Law, on the same date and at the same place as the Annual Meeting following the close of such Annual Meeting of Stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine without notice other than such resolution.

         SECTION 9. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the Directors, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

         SECTION 10. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each Director in person, by telephone, or by telex, telecopy, telegram, or other written form of electronic communication, sent to his or her business or home address, at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, read to such Director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if telexed or telecopied, or when delivered to the telegraph company if sent by telegram.

         When any Board of Directors meeting, either regular or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for less than 30 days or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned.

         A written waiver of notice signed before or after a meeting by a Director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 11. Quorum. At any meeting of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 10 of this Article II. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.

         SECTION 12. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

         SECTION 13. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing. Such written consent shall be filed with the records of the meetings of the Board of Directors and shall be treated for all purposes as a vote at a meeting of the Board of Directors.

         SECTION 14. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

         SECTION 15. Committees. The Board of Directors, by vote of a majority of the Directors then in office, may elect from its number one or more committees, including, without limitation, an Executive Committee, a Compensation Committee, a Stock Option Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Board of Directors shall have power to rescind any action of any committee, to the extent permitted by law, but no such rescission shall have retroactive effect.

         SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors provided that Directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as Directors of the Corporation.


                                ARTICLE III

                                 Officers

         SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

         SECTION 2. Election. At the regular annual meeting of the Board following the annual meeting of stockholders, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

         SECTION 3. Qualification. No officer need be a stockholder or a Director. Any person may occupy more than one office of the Corporation at any time. Any officer may be required by the Board of Directors to give bond for the faithful performance of his or her duties in such amount and with such sureties as the Board of Directors may determine.

        SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

         SECTION 5. Resignation. Any officer may resign by delivering his or her written resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

         SECTION 6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the Directors then in office.

         SECTION 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

         SECTION 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

         SECTION 9. President. Unless otherwise provided by the Board of Directors or the Certificate, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the direction of the Board of Directors, have general supervision and control of the Corporation's business. If there is no Chairman of the Board or if he or she is absent, the President shall preside, when present, at all meetings of stockholders and of the Board of Directors. The President shall have such other powers and perform such other duties as the Board of Directors may from time to time designate.

         SECTION 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate.

         SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

         SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer.

         Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

         SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities.

         Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

         SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.


                                ARTICLE IV

                              Capital Stock

         SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by the Chairman of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. The Corporation seal and the signatures by Corporation officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

         SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

         SECTION 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

         It shall be the duty of each stockholder to notify the Corporation of his or her post office address and any changes thereto.

         SECTION 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

         SECTION 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.


                              ARTICLE V

                           Indemnification

         SECTION 1. Definitions. For purposes of this Article: (a) "Officer" means any person who serves or has served as a Director or officer of the Corporation or in any other office filled by election or appointment by the stockholders or the Board of Directors of the Corporation and any heirs, executors, administrators or personal representatives of such person; (b) "Non-Officer Employee" means any person who serves or has served as an employee of the Corporation, but who is not or was not an Officer, and any heirs, executors, administrators or personal representatives of such person; (c) "Proceeding" means any threatened, pending, or completed action, suit or proceeding (or part thereof), whether civil, criminal, administrative, arbitrative or investigative, any appeal of such an action, suit or proceeding, and any inquiry or investigation which could lead to such an action, suit, or proceeding; and (d) "Expenses" means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other expenses and disbursements reasonably incurred in a Proceeding or in settlement of a Proceeding, including fines, taxes and penalties relating thereto.

         SECTION 2. Officers. Except as provided in Section 4 of this Article V, each Officer of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said law permitted the Corporation to provide prior to such amendment) against any and all Expenses incurred by such Officer in connection with any Proceeding in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Corporation, (b) as a director, officer or employee of any subsidiary of the Corporation, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of the Corporation, including service with respect to employee or other benefit plans, and shall continue as to an Officer after he or she has ceased to be an Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that the Corporation shall indemnify any such Officer seeking indemnification in connection with a Proceeding initiated by such Officer only if such Proceeding was authorized by the Board of Directors of the Corporation.

         SECTION 3. Non-Officer Employees. Except as provided in Section 4 of this Article V, each Non-Officer Employee of the Corporation may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said law permitted the Corporation to provide prior to such amendment) against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Corporation, (b) as a director, officer or employee of any subsidiary of the Corporation, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation, including service with respect to employee or other benefit plans, and shall continue as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators; provided, however, that the Corporation may indemnify any such Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Corporation.

         SECTION 4. Good Faith. No indemnification shall be provided pursuant to this Article V to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been finally adjudicated in any Proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the event that a Proceeding is compromised or settled prior to final adjudication so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided pursuant to this Article V to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. The determination contemplated by the preceding sentence shall be made by (i) a majority vote of those Directors who are not involved in such Proceeding (the "Disinterested Directors"); (ii) by the stockholders; or (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if more than half of the Directors are not Disinterested Directors, the determination shall be made by (i) a majority vote of a committee of one or more disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by the stockholders; or (iii) by independent legal counsel chosen by the Board of Directors in a written opinion.

         SECTION 5. Prior to Final Disposition.  Unless otherwise  determined by
(i) the Board of Directors, (ii) if more than half of the Directors are involved in a Proceeding by a majority vote of a committee of one or more Disinterested Director(s) chosen in accordance with the procedures specified in Section 4 of this Article or (iii) if directed by the Board of Directors, by independent legal counsel in a written opinion, any indemnification extended to an Officer or Non-Officer Employee pursuant to this Article V shall include payment by the Corporation or a subsidiary of the Corporation of Expenses as the same are incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by such Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined not to be entitled to indemnification under this Article V.

         SECTION 6. Contractual Nature of Rights. The foregoing provisions of this Article V shall be deemed to be a contract between the Corporation and each Officer and Non-Officer Employee who serves in such capacity at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by an Officer or Non-Officer Employee is not paid in full by the Corporation within 60 days after a written claim for indemnification or documentation of expenses has been received by the Corporation, such Officer or Non-Officer Employee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Officer or Non-Officer Employee shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or advancement of expenses under this Article V shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible

         SECTION 7. Non-Exclusivity of Rights. The provisions in respect of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition set forth in this Article V shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise; provided, however, that in the event the provisions of this Article V in any respect conflict with the terms of any agreement between the Corporation or any of its subsidiaries and any person entitled to indemnification under this Article V, then the provision which is more favorable to the relevant individual shall govern.

         SECTION 8. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

                             ARTICLE VI

                       Miscellaneous Provisions

         SECTION 1. Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on the last day of December of each year.

         SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

         SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without Director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or Executive Committee may authorize.

         SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

         SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

         SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at the office of its counsel or at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

         SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

         SECTION 8.  Amendment of Bylaws.

         (a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors.

         (b) Amendment by Stockholders. These Bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

Adopted and effective as of September 10, 1997.

Exhibit 5.1

                                            December 22, 1997

Waste Systems International, Inc.
10 Fawcett Street
Cambridge, Massachusetts 02138

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is rendered to you in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-37217) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale, from time to time, by certain selling stockholders of Waste Systems International, Inc. (the "Company") of up to 35,577,304 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock").

        We have acted as counsel to the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined the Certificate of Incorporation and Bylaws, as amended and restated, of the Company; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement and all exhibits thereto; and such other documents as we have deemed necessary to enable us to render this opinion.

        We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

        In rendering the opinions expressed herein, we assume that all steps necessary to comply with the registration requirements of the Securities Act and with applicable requirements of state law regulating the sale of securities will be duly taken.

        Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been authorized for issuance and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement and the Prospectuses contained therein.

                                           Very truly yours,

                                           /s/ Goodwin, Procter & Hoar LLP

                                           GOODWIN, PROCTER & HOAR LLP

   Exhibit 23.1

                       INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
Waste Systems International, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 28, 1997 includes an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.


                                                 KPMG Peat Marwick LLP

Boston, Massachusetts
December 22, 1997








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